EXHIBIT 10.5

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (hereafter, the “Agreement”) is made and entered into this 31st day of May, 2018 (hereafter referred to as the “Effective Date”), by W. R. GRACE & CO.-Conn., its parent (W. R. GRACE & CO.), and their subsidiaries and affiliates, and each of their representatives, officers, directors, shareholders, managers, supervisors, employees, agents, heirs, assigns and successors (hereafter referred to collectively as “GRACE”) and Thomas E. Blaser and all of his agents, heirs, assigns and successors (hereafter referred to collectively as “EMPLOYEE”).
On the occasion of EMPLOYEE’s separation from employment with GRACE (by mutual agreement), the parties to this Agreement desire to settle fully and finally all matters and potential differences between them arising out of the EMPLOYEE’s employment with GRACE, and the cessation of that employment. Therefore, in order to achieve this result, GRACE and EMPLOYEE agree to the following:
1.EMPLOYEE’s last date of employment with GRACE shall be May 31, 2018. Prior to that date, EMPLOYEE will be available to GRACE officials for advice and consultation, over the phone and, if requested, occasional meetings (as mutually convenient to EMPLOYEE and GRACE).
2.In consideration of the promises made by EMPLOYEE, subject to the paragraphs below:
(i) GRACE will pay EMPLOYEE severance pay, equal to $765,000 (i.e., one times EMPLOYEE’s annual base salary plus an amount equal to one-times EMPLOYEE’s targeted annual incentive compensation program bonus (“AICP”) for 2018), less any outstanding advances, paid in the form of a single lump-sum payment within 60 days after EMPLOYEE’s last date of employment, as specified under the Severance Plan for Leadership Team Officers of
W. R. Grace & Co. (the “Plan”);

(ii) EMPLOYEE will remain eligible to be considered for a pro-rated AICP bonus for 2018, as specified under the Plan. The pro-rated amount would reflect the portion of the 2018 calendar year that EMPLOYEE is employed by GRACE (i.e., 5 months/12 months). The amount of EMPLOYEE’s pro-rated bonus will depend on the extent that the applicable business performance goals are met (and will be subject to any applicable Grace Board approvals); and also on EMPLOYEE’s individual performance while still employed by GRACE, as determined by GRACE. Any pro-rated bonus to which EMPLOYEE becomes entitled will be paid at the same time as such bonuses are paid to actively working eligible employees in March 2019;
(iii) GRACE will, on May 31, 2018, vest each of the “restricted stock units” (“RSUs”) previously awarded to EMPLOYEE as part of his hire (sign-on) grant (a total of 7,656 RSUs), and those RSUs will be settled and paid to EMPLOYEE in the form of one share of GRACE common stock for each vested RSU, as soon as practical after that date;
(iv) GRACE will provide that the stock options previously awarded to EMPLOYEE as part of his hire (sign-on) grant (covering a total 7,273 shares of GRACE common stock with a “strike price” of $65.31 per share) will continue to vest and be exercisable in the normal course until May 31, 2020 (and any portion of that option that remains unexercised as of the day after that date (whether or not vested) shall be forfeited and EMPLOYEE shall receive no stock or cash related to that unexercised portion);
(v) GRACE will provide that (1) the stock options previously awarded to EMPLOYEE on February 11, 2016 that were vested prior to May 31, 2018 (covering a total of 14,546 shares of Grace with a “strike price” of $65.31), (2) the stock options previously awarded to EMPLOYEE on February 25, 2016 that were vested prior to May 31, 2018 (covering 10,406 shares of Grace common stock with a “strike price” of $68.47), and (3) the stock options previously awarded to EMPLOYEE in February 2017 that were vested prior to May 31, 2018 (covering a total of 4,814 shares of Grace common stock with a “strike price” of $71.41); will continue to be exercisable in the normal course until May 31, 2020 (and any portion of those options that remain unexercised as of the day after that date shall be forfeited and EMPLOYEE shall receive no stock or cash related to those unexercised options).
(vi) EMPLOYEE shall retain a portion of the “Performance Based Units” (“PBUs”) for the 2016 to 2018 performance period (which were originally granted to him in February 2016), calculated by pro-rating the total number of PBUs granted to EMPLOYEE for that performance period, based on the number of months from the beginning of the performance period though the effective date of your cessation of employment with GRACE – that is, EMPLOYEE shall retain 4,412 PBUs for that performance period (i.e., a pro-ration of 5,477 (total PBUs granted) x 29/36); which shall be settled in GRACE stock in early 2019, at the same time and in the same manner as applicable to the PBUs for that performance period held by active GRACE employees;
(vii) EMPLOYEE shall be entitled to continue coverage for himself and his family under GRACE’s medical, dental and vision plans, under the same terms as applicable to GRACE’s active employees at its Columbia Maryland Headquarters (provided EMPLOYEE pays all required premiums on a timely basis and complies with all other requirements to maintain coverage applicable to such employees), subject to the provisions of the next sentence, for a period of up to 24 months commencing immediately after his last date of employment, but only to the extent EMPLOYEE (and his family) were under such coverages as of his last date of employment, as provided under the Plan. EMPLOYEE (a) shall pay the full active employee share of the required monthly premiums and (b) shall also pay the full GRACE (i.e., employer) share of the required monthly premiums (the “Remaining Portion”), through monthly payments made directly to a designee of GRACE, for each month that EMPLOYEE wishes to continue such coverages. In addition, EMPLOYEE shall be paid a cash amount equal to $38,885.52, which shall be paid in a lump sum within 60 days of his last date of employment (and shall be subject to normal income and other tax withholding). Finally, for the avoidance of doubt, the 24-month period specified above shall not count against the maximum period during which

EMPLOYEE may continue such coverage under the applicable “COBRA” continuation provisions (which means that EMPLOYEE shall have the right to elect to continue such coverage for up to such maximum period, consistent with those provisions, beginning after such 24-month period); and
(viii) GRACE will provide EMPLOYEE with outplacement services thru Right Management (Right Choice 12).
Notwithstanding the forgoing, no payment or other benefit described in this paragraph 2 (collectively, a “payment”) shall be made to EMPLOYEE at a time that such payment would fail to comply with Internal Revenue Code section 409A, in the reasonable judgement of GRACE; and any such payment not made as a result of the provisions of this sentence shall be made to EMPLOYEE as soon as possible after such payment is deemed by GRACE to not violate that Code section.
3.Except as specified in paragraph 2 above, EMPLOYEE agrees and understands that: (i) all other PBUs, RSUs and options for GRACE stock previously awarded to EMPLOYEE shall be forfeited as of his last day of employment (i.e., May 31, 2018), and he shall receive no stock or payment related thereto; and (ii) EMPLOYEE shall not be eligible for any other AICP bonus or incentive compensation opportunity.

1.    In consideration of the promises of GRACE, the EMPLOYEE (on his own behalf and on the behalf of his agents, heirs, personal representatives, and assigns) hereby releases and forever discharges GRACE from any and all claims, actions, demands and causes of action in law or in equity which EMPLOYEE may have had or may now have, which are based on or are in any way related to his employment with GRACE or the termination of that employment; the EMPLOYEE’s release of claims and actions includes, but is not limited to, actions arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act, Article 49B of the Maryland Code; the Worker Adjustment and Retraining Notification (“WARN”) Act; and any and all other similar federal, state and local laws, statutes or constitutions; and any and all actions EMPLOYEE may have had or may now have in tort, contract, or under statutory, or the common law.

4.EMPLOYEE further promises and agrees not to file, cause to be filed, or join in the filing in any federal, state or local court, any grievance, claim or action, as an individual or as a member of a class, relating to his employment or the termination of his employment with GRACE, and he waives any right to legal or equitable relief which might be claimed on his behalf by any class representative or government agency with respect to his employment with GRACE. Notwithstanding any other provision of this Agreement, or any provision of any other agreement between EMPLOYEE and GRACE, including (but not limited to) the confidentiality provisions of this Agreement or any such other agreement: (a) EMPLOYEE shall not be prohibited or restricted from initiating an action against GRACE under the Older Workers Benefit Protection Act (“OWBPA”) challenging the release of his claims or his covenant not to file a claim or lawsuit under the ADEA or the right to file a charge with the Equal Employment Opportunity Commission or take part in any agency investigation (provided that, EMPLOYEE agrees, to the maximum extent permitted by law, that EMPLOYEE shall not obtain, and hereby waives any right or entitlement to obtain, any financial relief or damages from such charge or claim filed with the EEOC or other agency); and (b) EMPLOYEE shall not be prohibited or restricted from reporting possible violations of securities law to a U.S. governmental agency or entity (nor from recovering a whistleblower award from such agency or entity), and EMPLOYEE shall not be required to inform GRACE if EMPLOYEE makes such a report.

5.During EMPLOYEE’s employment with GRACE, EMPLOYEE had access to confidential and proprietary information and trade secrets, including but not limited to information about GRACE’s employees, customers, business methods, programs, procedures, systems, and strategies (collectively referred to as “Confidential Information”), which information GRACE considers to be among its most valuable assets. As part of this Agreement, EMPLOYEE agrees not to disclose this Confidential Information to any person or entity, unless EMPLOYEE first obtains written authorization of an officer of GRACE. EMPLOYEE also agrees not to use, or allow any other person or entity to use this Confidential Information, without first obtaining written authorization of an officer of GRACE. EMPLOYEE understands and agrees that EMPLOYEE’s obligations described in this paragraph will remain in effect even after the expiration of the period that EMPLOYEE receives severance pay.
6.(i) EMPLOYEE agrees not to make any remarks, whether written or oral, including through electronic transmission such as e-mail or Internet, that may negatively reflect upon GRACE, its officers, directors, employees, customers or business, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill or business of GRACE or any of its officers, directors, or employees.
(ii) GRACE agrees that no member of its Board of Directors nor any of its Leadership Team officers shall make any remarks, whether written or oral, including through electronic transmission, such as e-mail or Internet, that may negatively reflect upon EMPLOYEE, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation of EMPLOYEE.
(iii) EMPLOYEE and GRACE understand and agree that the obligations specified in this paragraph will remain in effect even after the expiration of the period that EMPLOYEE receives severance pay or benefits under paragraph 2.
7.EMPLOYEE and GRACE agree not to disclose the terms of this Agreement or the fact of its execution to any person, except to the extent required by applicable law. This confidentiality provision does not apply to EMPLOYEE’s immediate family, attorney or tax advisor, so long as these excepted individuals are notified of this provision and agree to not further disclose the terms of the Agreement in accordance with the terms of this provision.
8.EMPLOYEE agrees that neither this Agreement nor the negotiations in pursuance thereof shall be construed or interpreted to render EMPLOYEE a prevailing party for any reason, including but not limited to an award of attorney’s fees, expenses or costs under any statute or otherwise.
9.EMPLOYEE acknowledges that GRACE has made no representations regarding the tax consequences of this Agreement. EMPLOYEE understands that GRACE will deduct from the payments referenced in Paragraph 2 applicable federal and state income tax withholding and all other lawful deductions including, but not limited to, ordinary employment taxes (as well as employee-paid premiums for benefits), and will report the payments referenced in Paragraph 2 to the Internal Revenue Service on Form W-2.
10.In the event that any party to this Agreement is forced to institute legal proceedings for breach of the terms of this Agreement, it is agreed that any trial shall be without a jury, venue shall be in Maryland, this Agreement shall be interpreted in accordance with the laws of the State of Maryland, and the prevailing party in any action shall be entitled to its costs, including reasonable attorney’s fees.

11.EMPLOYEE is hereby advised to consult with an attorney of his own choice prior to and in connection with the execution of this Agreement and EMPLOYEE acknowledges that he has been advised to consult with an attorney of his own choice prior to and in connection with the execution of this Agreement.
12.EMPLOYEE certifies that this Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that he has or may claim to have under the Age Discrimination in Employment Act (“ADEA"), as amended by the Older Workers Benefit Protection Act of 1990. This release does not govern any rights or claims that might arise under the ADEA after the date this Agreement is signed by the EMPLOYEE. EMPLOYEE acknowledges that the consideration provided pursuant to this Agreement is in addition to any consideration that he would otherwise be entitled to receive. EMPLOYEE agrees that he has been informed that he has the right to consider this Agreement for a period of at least twenty-one (21) days prior to entering into this Agreement. EMPLOYEE also understands that he has the right to revoke this Agreement for a period of seven (7) days following its execution by providing written notice of revocation to: Kerrie Wolfe, Global HR Director, W. R. Grace & Co. 7500 Grace Drive, Columbia, MD 21044. Should EMPLOYEE revoke this Agreement, EMPLOYEE understands that he shall not be entitled to any of the benefits specified under Paragraph 2 above.
13.This Agreement shall not be construed as, or deemed to be, evidence of an admission of any liability whatsoever on the part of GRACE or any of its officers, directors, employees or agents.
14.No statements, promises or understandings of any party may alter the plain meaning of the terms of this Agreement.
15. The Parties agree that, to the extent that any provision of this Agreement is determined to be in violation of the OWBPA, it should be severed from the Agreement or modified to comply with the OWBPA, without affecting the validity or enforceability of any of the other terms or provisions of the Agreement.

16.Except as provided in the second sentence of this paragraph, this Agreement sets forth the entire Agreement and understanding of EMPLOYEE and GRACE concerning the subject matter of this Agreement, and supersedes all prior discussions, agreements, arrangements and understandings concerning such subject matter. Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not supersede, but is in addition to, any confidentiality agreement or understanding between EMPLOYEE and GRACE. The rights and remedies of GRACE under this Agreement are independent of, and separate and distinct from its rights and remedies under any such other agreement or understanding, and no default or termination under any such other agreement or understanding shall in any way affect the obligations of EMPLOYEE or the rights and remedies of GRACE under this Agreement. Intending to be legally bound, the parties execute this Separation Agreement and General Release by their signatures below.
17.Further Covenants of Employee:
(i) Noncompetition
(a) For a period of twenty-four (24) months after EMPLOYEE is no longer employed (for any reason whatsoever) by GRACE, EMPLOYEE will not, without the prior written consent of an authorized officer of GRACE, (i) directly or indirectly engage in or (ii) assist or have any active interest in (whether as a proprietor, partner, stockholder, officer, director or any type of principal whatsoever (provided that ownership of not more than two (2) percent of the outstanding stock of a corporation traded on a national securities exchange shall not of itself be viewed as assisting or having an active interest) or (iii) enter the employment of or act as an agent, broker or distributor for or adviser or consultant to any person, firm, corporation or business entity that is (or is about to become) directly or indirectly engaged in the development, manufacture or sale of any product that competes with or is similar to any product manufactured, sold or under development by GRACE at any time while EMPLOYEE was employed by GRACE, in any area of the world in which such product is, at the time EMPLOYEE ceases to be employed, manufactured or sold by GRACE, provided that this restriction shall apply only with respect to the products with whose development, manufacture, or sale EMPLOYEE was concerned or connected in any way during the twenty-four (24) month period immediately prior to EMPLOYEE’s ceasing to be an employee of GRACE.
(b) EMPLOYEE hereby acknowledges and confirms that the business of GRACE extends throughout substantial areas of the world. During the course of EMPLOYEE’s employment with GRACE, EMPLOYEE’s involvement with the business of GRACE may vary as to products and geographic area. It is GRACE’s practice to enforce this noncompetition covenant only to the extent necessary to protect GRACE’s legitimate interests commensurate with EMPLOYEE’s involvement with the business of GRACE during EMPLOYEE’s employment, and EMPOYEE acknowledges and confirms that GRACE may enforce this noncompetition covenant consistent with such practice.
(ii)    Nonsolicitation of Customers
EMPLOYEE agrees that during the twenty-four (24) month period immediately following cessation of EMPLOYEE’s employment with GRACE for any reason whatsoever, EMPLOYEE shall not, on EMPLOYEE’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, without the prior written consent of an authorized officer of GRACE, solicit, contact, call upon, communicate with or attempt to communicate with any customer or prospect of GRACE, or any representative of any customer or prospect of GRACE, with a view to sell or provide any product, equipment, or service competitive or potentially competitive with any product, equipment, or service sold or provided or under development by GRACE during the twenty-four (24) months immediately preceding cessation of EMPLOYEE’s employment with GRACE; provided that the restrictions set forth in this paragraph shall apply only to customers or prospects of GRACE, or representative of customers or prospects of GRACE, with whom EMPLOYEE had contact during such 24-month period. The actions prohibited by this section shall not be engaged in by the EMPLOYEE directly or indirectly, whether as manager, salesman, agent, sales or service representative, engineer, technician or otherwise.

(iii)    Nonsolicitation of Employees
EMPLOYEE agrees that during the twenty-four (24) month period immediately following cessation of EMPLOYEE’s employment with GRACE for any reason whatsoever, EMPLOYEE shall not, on EMPLOYEE’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, without the prior written consent of an authorized officer of GRACE, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any employee of GRACE (with whom EMPLOYEE had contact or supervised during the term of EMPLOYEE’s employment with GRACE) to terminate their employment relationship with GRACE or to perform services for any other person, firm, corporation or business organization or entity.
(iv)    Breaches
EMPLOYEE acknowledges that were EMPLOYEE to breach the provisions of any of these covenants of this paragraph 18, the injury to GRACE would be substantial, irreparable, and impossible to measure and compensate in money damages alone. EMPLOYEE therefore agrees that, in addition to provable damages, GRACE may seek, and agrees that a court of competent jurisdiction should grant, preliminary and permanent injunctive relief prohibiting any conduct by EMPLOYEE that violates any of these covenants.
Agreed:

/s/ Thomas E. Blaser
EMPLOYEE

6/1/18
Date

W. R. GRACE & CO.-CONN.

By: /s/ Kerrie L. Wolfe

6/4/18
Date

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